Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intrawest Resorts Holdings, Inc.:

We consent to the use of our report dated September 30, 2013, with respect to the balance sheet of Intrawest Resorts Holdings, Inc. as of September 24, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
December 16, 2013